EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Juniper Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	3,000,000(2)	$30.1899(3)	$90,569,700	0.00014760	$13,368.09
Total Offering Amounts							$13,368.09
Total Fee Offsets							0
Net Fee Due							$13,368.09
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.00001 par value (the “Common Stock”), of Juniper Networks, Inc. that become issuable under the 2008 Employee Stock Purchase Plan, as amended and restated (the “Plan”), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)Represents 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan.
(3)Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $35.5175, the average of the high and low sales price of a share of Common Stock as reported on the New York Stock Exchange on June 10, 2024. Pursuant to the Plan, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.